Exhibit 99.(h)(6)

SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 3rd day of June , 2008 by and among National Financial Services LLC (“NFS”) and Fidelity Brokerage Services LLC (“FBS”) and (2) Allstate Financial Investment Trust (“Fund/Agent”). NFS and FBS are collectively referred to as “Fidelity” herein.

RECITALS

A.                The entity executing this Agreement as Fund/Agent is an open-end investment company registered under the Investment Company Act of 1940, as amended, with one or more series or classes of shares.

B.                  NFS acts as broker or clearing broker for its customers and as clearing broker for customers of its introducing broker-dealers (including its affiliate, FBS) to, among other things, effect the purchase, redemption, or exchange of shares of investment companies.

C.                  Fund/Agent wishes to have NFS and FBS provide to Fund/Agent or on its behalf certain administrative services with respect to beneficial owners of shares (“Shareholder(s)”) of such Fund which NFS has made available to Shareholders through the following, which will be referred to collectively and individually as the “Brokerage Channels”: (i) securities brokerage accounts carried by NFS on behalf of FBS, including, but not limited to, FBS customers, accounts of various family office clients, accounts maintained for employee benefit plans through third-party administrators, and accounts maintained through registered investment advisers, banks, and trust companies; and (ii) securities brokerage accounts carried by NFS on behalf of unaffiliated broker/ dealer correspondents of NFS (“Correspondents”). NFS and FBS agree to provide such services in accordance with the terms and conditions set forth in Article One hereof.

D.                 Certain operational functions and obligations described or contemplated under this Agreement as being the responsibility of Fun.d/Agent maybe delegated to various third parties with whom Fund/Agent have affiliations or have entered into separate contractual agreements. However, such arrangements shall not serve as a complete or partial assignment of any of Fund/Agent’s contractual liabilities to any other party to this Agreement.

DEFINITIONS

A.                     “1934 Act” means the Securities Exchange Act of 1934, as amended.

B.                       “1940 Act” means the Investment Company Act of 1940, as amended.

C.                       “Business Day” means any day that the New York Stock Exchange is open for business.

D.                 “Brokerage Channels” or “Channels” means (i) securities brokerage accounts carried by NFS on behalf of FBS, including, but not limited to, FBS customers, accounts of various family office clients, accounts maintained for employee benefit plans through third-party administrators, and accounts maintained through registered investment advisers, banks, and trust companies; and (ii) securities brokerage accounts carried by NFS on behalf of Correspondents.

E.                   “Charitable Gift Fund Pools” or “CGF Pools” means those donor-advised unregistered pools for which Strategic Advisers, Inc., or another Fidelity affiliate, acts as non-discretionary investment manager.

F.                   “Close of Trading” means the close of trading on the New York Stock Exchange.

G.                  “Correspondent” means an unaffiliated introducing broker/ dealer client of S.

H.                 “EDT” means electronic data transmission.

I.                      “Fidelity System” means the NFS transaction processing and recordkeeping system.

J.                     “Fund” or “Funds” means one or more series or class of shares of any open-end investment company registered under the 1940 Act and set forth on Exhibit C or other wise contemplated by this Agreement.

K.                 “Intermediary Plans” means, without limitation, those defined contribution plans, defined benefit plans, and governmental retirement plans for which third party administrators and other intermediaries (such as investment advisers, broker/dealers and other investment professionals) may provide administrative and recordkeeping services.

L.                   “Losses” means any and all claims, demands, actions, losses, damages, liabilities, or costs, charges, counsel fees, and expenses of any nature.

M.              “No Transaction Fee Fund” means any Fund that is subject to a Brokerage Channel Asset-Based Fee. In purchasing a No Transaction Fee Fund, customers do not pay a transaction fee to NFS or a sales charge to the Fund.

N.      “NSCC” means the National Securities Clearing Corporation.

O.      “Orders” means orders for the purchase, exchange, and redemption of shares of the Funds.

P.                   “Proprietary Information” means any and all technical, trade secret, or business information, including, without limitation, fmancial information, business or marketing strategies or plans, product development or customer information.

Q.                 “Prospectus” means, with respect to any Fund, the then current prospectus including any supplements thereto.

R.                  “SAI Funds” means those open-end investment companies registered under the 1940 Act, for which Strategic Advisers, Inc., a Fidelity affiliate, acts as investment adviser.

S.      “Shareholder” means a beneficial owner of shares of any Fund.

T.      “Shares” means units of ownership interest in any Fund.

U.                 “Transaction Fee Fund” means any Fund that is not subject to a Brokerage Channel Asset-Based Fee. When purchasing a Transaction Fee Fund, customers may pay a transaction fee to NFS or a sales charge to the Fund.

ARTICLE ONE -Brokerage Channels

In consideration of the promises and mutual covenants set forth herein NFS, FBS, and Fund/Agent agree as follows:

I.          Shareholder Services

A.        Shareholder Account Set-up and Maintenance

NFS shall maintain and provide to the Brokerage Channels adequate facilities and procedures to: (1) establish and maintain Fund investments on behalf of Shareholders within a consolidated brokerage account(s) on the Fidelity System, and (2) access Shareholders’ current Fund information including, but not limited to, share balances, dividend information, and transaction history.

B.         Shareholder Assistance

NFS shall make available to Correspondents any information maintained by NFS as may be reasonably requested by Correspondents in connection with the resolution of Shareholder servicing inquiries relating to the Funds. NFS personnel will assist, as applicable, Correspondents in the investigation of Shareholder inquiries when necessary. FBS will provide shareholder assistance for Shareholders who maintain brokerage accounts with FBS.

C.         Transaction Processing and Settlement

The Fidelity System shall enable Shareholders to purchase, redeem and exchange shares of available Funds. NFS shall facilitate settlement with each Fund for any Shareholder transactions transmitted to NFS by the Brokerage Channels on behalf of Shareholders.

Fund/Agent agrees that it shall make arrangements for all transactions processed pursuant to this Agreement to be processed through the NSCC Fund/SERV system. Unless specifically stated otherwise in this Agreement, Orders received by NFS or FBS before the Close of Trading on any Business Day will receive that Business Day’s next applicable price. Any order received by NFS or FBS after the Close of Trading on any Business Day shall be treated as if received on the next Business Day.

In order for NFS to begin transaction processing, Fund/Agent must make a representation of participation with the NSCC. Refer to the Bilateral NSCC Agreement attached hereto as Exhibit E.

D.         Agency Trading

Fund/Agent desires that NFS serve as limited agent for the purpose of accepting Orders by (i) Intermediary Plans, (ii) SAl Funds, and (iii) Charitable Gift Fund Pools. The terms governing such agency trading arrangement are set forth on Exhibit D.

E.         Shareholder Account Statement Preparation and Distribution

With respect to each Shareholder holding Fund investments through NFS, NFS shall deliver or cause to be delivered statements, in written or electronic format, to such Shareholder at least quarterly. Statements will include transaction details for the statement period for each Fund in which shares were purchased, redeemed, or exchanged, and a summary of the number of Fund shares owned and share value thereof as of the statement date to the extent such value is provided to NFS by the Fund.

F.             Confirmation Preparation and Distribution

To the extent confirmation of a particular transaction is required by federal securities laws, NFS shall generate a written confirmation for such purchase, redemption, or exchange transaction for Fund transactions processed through NFS. Such confirmation shall be distributed to Shareholders in written or electronic format through or on behalf of the Brokerage Channels.

G.            Payment of Fund Distributions

NFS shall distribute to Shareholders all dividend, capital gain, or other payments authorized by the Fund and distributed to and received by NFS, and such distributions, including, but not limited to, dividend reinvestment into the Fund or cash payments of distributions shall be credited to Shareholders.

H.            Prospectus Fulfillment

Fund/Agent shall be responsible for all materials, production and distribution costs of the Prospectus and periodic Fund reports, and hereby agrees to provide the Prospectuses and periodic Fund reports to Fidelity, or to any such third-party vendor selected by Fidelity, in such sufficient quantity as is reasonably necessary for Fidelity or such third-parry vendor to provide to Shareholders.

Subsequent to any Shareholder’s acquisition of Shares by purchase or exchange, NFS or such Correspondent shall provide to such Shareholder, in written or electronic form, or provide electronic access to, a confirming Prospectus for such Fund to the extent such Prospectus is required by federal securities laws with respect to such acquisition and is provided by the Fund to NFS or its designee.

Fund/Agent acknowledges and agrees that neither NFS nor FBS is responsible for: (i) the disclosure compliance of any Prospectus or supplement thereto, annual report, proxy statement, or item of advertising or marketing material of or relating to any Fund, with any applicable laws, rules, or regulations; (ii) the registration or qualification of any shares of any Fund under any federal or applicable state laws; or (iii) the compliance by any Fund or Fund/Agent or any “affiliated person” (as that term is defined in the rules under the 1940 Act), with any applicable federal or state law, rule, or regulation or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over such Fund, Fund/Agent, or affiliated person.

I.              Account Level Tax Reporting

NFS shall provide Federal tax information to Shareholders through the Brokerage Channels on IRS Forms 1099-DIV, 1099-INT and 1042-S as may be required by the then-prevailing laws and regulations under the Internal Revenue Code.

II.            Compensation

For their services under Article One, NFS and FBS shall be entitled to the fees set forth in Exhibit A attached to this Agreement, as said Exhibit may be amended from time to time.

III.           Miscellaneous

A.            Customer Fees

(i)                            No Transaction Fee Fund Program

During the term of this Agreement, the parties acknowledge and agree that NFS and FBS reserve the right to impose their own short term trading fees on certain customers upon such customers’ redemption of certain shares, or for other trading services.

(ii)            Transaction Fee Fund Program

During the term of this Agreement, NFS or FBS may assess against or collect from their brokerage customers any transaction fee upon the purchase, redemption, or exchange of such Funds in their sole discretion. All such fees shall accrue directly to NFS and/or FBS and shall not be remitted to the Fund or the Fund/Agent.

B.            Arbitration

In the event of a dispute between NFS or FBS and Fund/Agent relating to or arising out of this Agreement or the relationship of said parties hereto, said parties will submit the matter to arbitration in accordance with this sub-section:

(i)                           Arbitration will be held in accordance with the rules and regulations of the NASD Code of Arbitration Procedure, except, (i) in the event that FINRA is unwilling to accept jurisdiction of the matter, such arbitration will be held in accordance with the rules and regulations of the American Arbitration Association under the Commercial Arbitration Procedures then in effect, and (ii) in the event that a non-party to this Agreement brings an arbitration against Fund/Agent, NFS or FBS relating to or arising out of this Agreement, then the parties agree to arbitrate in whichever arbitration forum such arbitration is brought. In the event that (i) a non-party initiates a judicial proceeding against Fund/Agent or a Fund relating to, or arising out of, this Agreement, (ii) such claim cannot be compelled to arbitration, or (iii) either parry asserts a claim against the other party in connection with such proceeding, then the parties agree to submit to the jurisdiction of the court in that judicial proceeding.

(ii)                        If the arbitration is brought by NFS, FBS or Fund/Agent, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of the NASD Code of Arbitration Procedure or American Arbitration Association under the Commercial Arbitration Procedures then in effect, as appropriate. To the extent possible, the arbitrators shall be attorneys specializing in securities law. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

(iii)                     NFS, FBS, and Fund/Agent will each bear its own expenses, including legal and expert fees, if any, with respect to the arbitration. The arbitrator will designate the party to bear the costs of the arbitration forum and arbitrator’s fees or the respective amounts of such costs to be borne by each party. Any costs or fees, including attorneys fees, involved in enforcing the award shall be fully assessed against and paid by the party resisting or preventing enforcement of the award.

(iv)                    Nothing in this section will prevent NFS, FBS or Fund/Agent from resorting to judicial proceedings or otherwise for injunctive relief to prevent or limit irreparable harm or injury to such a party.

C.            Sales Charge Reductions

Sales charges of the Fund may be subject to reductions under a variety of circumstances as described by the Fund in the FundsNetwork Mutual Fund Addition Form or other successive method or form. To implement these reductions, the Fund/Agent hereby agrees to assist NFS and FBS to ensure that Shareholders receive the correct sales charges on their purchases.

D.            Frequent Trading

NFS makes and will continue to make available to Fund/Agent tools for monitoring of disruptive trading practices and for communication to NFS as to which accounts to provide warnings and/or blocks from trading. NFS will execute instructions to restrict or prohibit further purchases or exchanges by any Shareholder identified by the Funds as having engaged in trading that violates the Funds’ market timing policies. In addition, NFS will reasonably cooperate with the funds to investigate and address transactions identified by the Funds as being disruptive.

E.             Redemption Fees

To the extent the necessary Shareholder information is maintained on the books and records of NFS, it will collect, on behalf of the Funds, all of the Funds’ applicable short term redemption fees (as described in writing by Fund/Agent and subject to any applicable waivers) on all Brokerage Channel accounts held by NFS and will remit such short term redemption fees to the Fund/Agent or its designee.

F.             SEC Regulation S-P

NFS and FBS have adopted policies and practices related to the protection of non-public personal information pursuant to SEC Regulation S-P. These policies and practices are designed to comply with Regulation S-P in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (i) provide for the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer.

ARTICLE TWO - Common Provisions.

Representations and Warranties

A. Fund/Agent represents and warrants that:

(i)            it is duly organized or incorporated and validly existing under its jurisdiction of organization or incorporation, and has the requisite authority to enter into this Agreement on its own behalf and on behalf of the Fund(s);

(ii)           the execution and delivery of this Agreement by the Fund/Agent and the performance of this Agreement by the Fund/Agent have been duly authorized by all necessary action on its part, and this Agreement constitutes the valid and binding obligations of the Fund/Agent;

(iii)          it is in material conformity with all federal or state laws, rules or regulations and the rules and regulations of any regulatory or self-regulatory organization to which the Funds and the Fund/Agent are subject;

(iv)          all sales charges detailed in the Fund(s) Prospectus are not excessive as defined by NASD Rule 2830;

(v)           it includes a Fund Prospectus with all annual reports provided to Fidelity or to any such third-party vendor selected by Fidelity;

(vii)         it has reasonable policies and procedures in place to ensure that no formal or informal directed brokerage arrangements will arise (or are in place as of the effective date of this Agreement) ;

(viii)        it will promptly notify Fidelity in the event that it is for any reason unable to perform any of its obligations under this Agreement; and

(ix)           the payment to Fidelity of any fees pursuant hereto:

(a)          has been duly authorized by the Fund(s), the Board of Trustees of the Fund(s), or any other persons to the extent such authorization is required to properly make such payment;

(b)         is properly disclosed in the relevant Fund Prospectus to the extent such disclosure may be required; and

(c)          is in conformity with all federal or state laws, rules or regulations and the rules and regulations of any regulatory or self-regulatory organization to which the Funds and the Fund/Agent are subject.

B.            FBS and NFS each represent and warrant that:

(i)            it is a Limited Liability Company duly organized under the laws of the State of Delaware and is duly registered and/or qualified as a broker/dealer with the SEC, FINRA and in every state or territory of the United States of America (including the District of Columbia) where such registration or qualification is required and has the requisite authority to enter into this Agreement and to carry out the services contemplated herein;

(ii)           the execution and delivery of this Agreement and the performance of the services contemplated herein have been duly authorized by all necessary corporate action on its part, and this Agreement constitutes the valid and binding obligation of FBS and NFS;

(iii)          it is in material conformity with all federal, state and industry laws or regulations and the rules and regulations of any regulatory or self-regulatory organization to which it is subject; and

(iv)          it has established and implemented anti-money laundering compliance programs, which include, among other things, independent testing of the programs, pursuant to Section 352 of the USA PATRIOT Act and related regulations and the establishment and operation of any customer identification programs required pursuant to Section 326 of the USA PATRIOT Act and related regulations and that its implementation of these programs otherwise comply in all material respects with applicable law.

II.            Indemnification

Fund/Agent shall indemnify and hold harmless Fidelity and each affiliate, officer, employee and agent of Fidelity from and against any and all Losses arising out of: (i) any inaccuracy or omission in any Prospectus or supplement thereto, registration statement, annual report, or proxy statement of any Fund or Fund/Agent; (ii) any inaccuracy or omission in any advertising or promotional material provided to, reviewed by, or generated by any Fund or Fund/Agent; (iii) any material breach by Fund/Agent of any representation, warranty, covenant, or agreement contained in this Agreement; or (iv) any other Losses resulting from Fund/Agent’s misconduct, or gross negligence, except to the extent such Losses result from Fidelity’s material breach of this Agreement, willful misconduct, or gross negligence.

NFS and FBS shall indemnify and hold harmless Fund/Agent and each affiliate, officer, employee and agent of Fund/Agent from and against any and all Losses arising out of: (i) NFS’ or FBS’ respective dissemination of information regarding Fund/Agent or Fund that contains any inaccuracies or omissions unless such information was provided to, reviewed by, or generated by Fund/Agent or any Fund; (ii) any material breach by NFS or FBS of any representation, warranty, covenant, or agreement contained in this Agreement; and (iii) any Losses resulting from NFS’ or FBS’ respective material breach of this Agreement, willful misconduct, or gross negligence, except to the extent such Losses are the result of Fund/Agent’s willful misconduct or gross negligence.

In providing the indemnifications hereunder, each party hereto agrees to maintain such insurance coverage as shall be reasonably applicable under the circumstances.

III.           Limitation of Liability

Except claims for personal injury, damage to tangible property, intellectual property infringement and breaches of confidentiality, in no event will the measure of damages payable by any party hereunder include, nor will any party be liable for, any consequential, indirect, incidental, exemplary or punitive damages (including damages due to business interruption or lost profits, savings, competitive advantage or goodwill) arising from or related to this Agreement, whether or not foreseeable, and regardless of the cause of such damages even if the party has been advised of the possibility of such damages in advance.

Each party understands and agrees that the obligations of a Fund under this Agreement are not binding upon any shareholder of the Fund personally, but bind only the Fund and the Fund’s property; Fidelity separately represents that it has notice of the provisions of the Declaration of Trust of the Fund/Agent disclaiming shareholder liability for acts or obligations of the Fund/Agent. This Agreement has been executed by and on behalf of the Fund/Agent by its representatives as such representatives and not individually, and the obligations of the Fund/Agent with respect to a Fund hereunder are not binding upon any of the trustees, officers or shareholders of the Fund/Agent individually, but are binding upon only the assets and property of such Fund. All parties dealing with the Fund/Agent with respect to a Fund shall look solely to the assets of such Fund for the enforcement of any claims against the Fund/Agent hereunder.

IV.           Confidentiality

Each party acknowledges and understands that with respect to the activities described in this Agreement Proprietary Information shared by one parry with the other is confidential and proprietary, constitutes trade secrets of the owner of such Proprietary Information, and is of great value and importance to the success of the owner’s business. The recipient of any such Proprietary Information agrees to use its best efforts (the same being not less than that employed to protect its own proprietary information) to safeguard any Proprietary Information received from the other party and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. The recipient of any such Proprietary Information shall not, without the prior written approval of any officer of the owner, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the recipient on a need-to-know basis or as may be required by law or regulation. The recipient of any such Proprietary Information shall promptly notify the owner in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. The recipient of any such Proprietary Information shall be liable under this Agreement to the owner for any use or disclosure in violation of this Agreement by it or its employees, attorneys, accountants, or other advisors or agents. Fund/Agent agrees not to disclose or make public to anyone, in any manner, the terms of this Agreement, except as required by law, without the prior written consent of Fidelity.

The recipient of such Proprietary Information shall not have any obligations under this section with respect to any information that is: (i) already known to the recipient or its affiliates at the time of the receipt; (ii) publicly known at the time of the receipt or becomes publicly known through no wrongful act or failure of recipient; (iii) subsequently disclosed to recipient or its affiliates by a third party; or (iv) independently developed by the recipient or its affiliates. This section shall continue in full force and effect notwithstanding the termination of this Agreement.

V.           Effective Date, Duration, and Termination

With respect to any Fund, this Agreement shall become effective upon the earlier of: (i) the date such Fund is identified on Exhibit C, as amended from time-to-time; or (ii) the availability of any Fund to any of the Channels. Any amendment to Exhibit C may be delivered to Fund/Agent via electronic means with advance notice that is reasonably sufficient for Fund/Agent to object to the adoption of such amendment. The acceptance by Fund/Agent of any order after the date stated in such amendment shall represent Fund/Agent’s acceptance of such amendment. If the Fund or its Board of Trustees requires any periodic approval of this Agreement, such approval has been or shall be obtained. This Agreement shall continue in force for one year and, thereafter, shall remain in full force and effect for successive annual periods, unless earlier terminated in keeping with the provisions of the paragraph below. Notwithstanding any provision hereof to the contrary, the provisions of Sections II, III and IV of this Article Three shall survive the termination of the Agreement.

This Agreement is terminable as to any Fund by any party upon 90 days written notice thereof to the other parties or upon material breach hereof provided that such material breach shall not terminate this Agreement to the extent the party in material breach has been notified of such material breach by the counterparty and the party in material breach cures such material breach within 10 business days of such notice.

After the date of termination as to any Fund, no fee will be due with respect to any shares of such Fund that are first placed or purchased in Client accounts after the date of such termination. However, notwithstanding any such termination, Fund/Agent will remain obligated to pay the fee as to each share of such Fund that was considered in the calculation of the fee as of the date of such termination, for so long as such share is held in the FBS or Correspondent account. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to Shares for which a fee continues to be due subsequent to such termination.

VI.            Miscellaneous

A.             Fund Updates

Fidelity’s provision of the administrative services set forth in this Agreement shall be conditioned on (i) Fund/Agent providing Fidelity, on a timely basis, with all the information Fidelity deems necessary for Fidelity to perform the administrative services and such other information as Fidelity may reasonably request; (ii) Fund/Agent delivering to Fidelity in writing advance notice of changes affecting the availability or operation of the Funds (including without limitation the changes set forth on Exhibit G); and (iii) on the ability of Fidelity to accommodate any such change.

B.              Suspension of Availability

Notwithstanding any other provision of this Agreement, Fidelity may suspend the availability of any Fund for purchases, redemptions or exchanges by shareholders for any reason, including but not limited to, court order or regulatory concerns.

C.              Custody

Fund/Agent acknowledges that Fund shares maintained by the Fund for Shareholders hereunder are held in custody for the exclusive benefit of customers of the Channels and shall be held free of any right, charge, security interest, lien or claim against Fidelity in favor of the Fund or its agents acting on behalf of the Fund. Accordingly, Fund/Agent must confirm such acknowledgment in Exhibit F.

D.              Intellectual Property

Fund/Agent will not, nor will Fund/Agent cause or permit any Fund to, describe or refer to the name “Fidelity Investments” or any derivation thereof, or to FMR Corp. or any affiliate thereof, or to the services or relationship contemplated by this Agreement in any advertisement or promotional materials or activities without the prior written consent of an authorized officer of Fidelity, provided, however, that once Fidelity has authorized generic references of the availability of the Funds through Fidelity or its affiliates, said generic references shall not be subject to prior written consent.

E.              Non-exclusivity

Each party acknowledges that each other party, unless otherwise agreed to in writing, may enter into agreements similar to this Agreement with other parties for the performance of services similar to those provided under this Agreement.

F.              Force Majeure

Neither parry shall be liable for a delay in performance or a failure to perform its obligations in whole or in part due to causes reasonably beyond the control of such party, including without limitation, war or act of war, terrorism, insurrection, riot or civil commotion, act of public enemy, flood or other act of God, and any such delay or failure shall not be considered a breach of this Agreement. Notwithstanding the foregoing, if an event of force majeure continues for a period of thirty (30) days, the party whose performance is not delayed may terminate this Agreement effective immediately.

G.            Notices

All notices and communications required or permitted by this Agreement shall be in writing and delivered personally or sent by first class mail unless otherwise agreed. All such notices and other communications shall be made:

if to Fidelity, to:	Fidelity Investments

100 Salem Street, OR3N1

Smithfield, RI 02917

Attn: FundsNetworlc Relationship Management

if to Fund/Agent, to:	Allstate Financial Investment Trust
3100 Sanders Road, J5B
Northbrook, IL 60062
Attn: Joseph Rath

H.            Amendments

Unless otherwise set forth herein, this Agreement and any Exhibits hereto may be amended only upon the written agreement of the parties.

I.              Entire Agreement

This Agreement, including any Amendments and Exhibits hereto, contains the entire agreement of the parties as to the subject matter hereof and supersedes any prior agreements, written or oral.

J.             Choice of Laws .

This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

K.            Successors and Assigns

No party will, without the prior written consent of the other parties, assign this Agreement or any amounts payable pursuant to this Agreement, except that any party may assign this Agreement, together with all of such party’s rights and obligations hereunder, to an affiliate or pursuant to a reorganization or change in control without such prior written consent. No assignment with or without consent shall constitute a novation or otherwise relieve any party of its obligations hereunder. The consent of a party to any assignment of this Agreement will not constitute such party’s consent to further assignment. This Agreement will be binding on the parties and their respective successors and permitted assigns. Any assignment in contravention of this subsection will be void.

L.              Severability

Every provision in the Agreement is intended to be severable, and if any term or provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

M.             Counterparts Permitted

The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

N.              Dealer Agreement Waiver

By signing this Agreement, Fund/Agent verifies that Fund/Agent does not require an executed Dealer Agreement from Fidelity and, in lieu of a Dealer Agreement, Fund/Agent has executed this Agreement.

0. Performance by Fidelity, Its Agents, and Affiliates

Fund/Agent acknowledges and authorizes that the services to be provided under this Agreement shall be provided by NFS or FBS, their agents or affiliates or the successor to any of them, and that certain of such services may be provided pursuant to one or more separate contractual agreements or relationships.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Allstate Financial Investment Trust		Fidelity Brokerage Services, LLC (solely with respect to Articles I and III) Member NYSE, SIPC

		By:	/s/Kenneth Albertazzi

Name: Kenneth Albertazzi
By	/s/William Marshall
Name: William Marshall		Title: Senior Vice President
Title: Chief Administrative Officer
Date: June 3, 2008		Date:

National Financial Services LLC (solely with respect to Articles I and III) Member NYSE, SIPC		Fidelity Investments Institutional Operations Company, Inc. (solely with respect to Articles II and III)

By:	/s/Kenneth Albertazzi	By:	/s/Rebecca Hays Ethier
Name: Kenneth Albertazzi		Name: Rebecca Hays Ethier
Title: Senior Vice President		Title: Vice President
Date:		Date: 6-5-08